Operator: Good morning ladies and gentlemen, thank you for standing by.  Welcome to the MEDL Mobile Third quarter 2011 Earnings Conference Call.  During today’s presentation all parties will be in a listen only mode, following the presentation the conference will be opened for questions.  If you have a question, please press the star followed by the one on your touchtone phone.  If you would like to withdraw your question please press the star followed by the two.  If you’re using speaker equipment please lift the handset before making your selections.  This conference is being recorded today November 14, 2011. I’d now like to turn the conference over to Ted Haberfield of MZ Group, please go ahead sir.

TED HABERFIELD: Thank you and welcome everyone to today’s conference call for MEDL Mobile. This call will cover MEDL’s financial and operating results for the third quarter 2011. The earnings press release accompanying this conference call went to the wire this morning before the market open. On our call today are Andrew Maltin, CEO, and David Lieberman, Chief Financial Officer.

Before we get started I am going to quickly read a disclaimer about forward looking statements.  This conference call may contain, in addition to historical information, forward looking statements within the meaning of the Federal Securities laws regarding MEDL Mobile Holdings Inc. Forward looking statements include statement about plans, objectives, goals, strategies, future events of performance and underlying assumptions and other statements that are different than historical fact.  These forward looking statements are based on current management expectations and are subject to risks and uncertainties that may result in expectations not being realized and may cause actual outcomes to differ materially from expectations reflected in these forward looking statements. Potential risks and uncertainties include but are not limited to the ability to procure, properly price, retain and successfully complete projects, changes in products and competition,  and other risks contained in the statements filed from time to time with the SEC. All such forward looking statements whether written or oral, made on behalf of the company are expressly qualified by these cautionary statements and such forward looking statements are subject to risks and uncertainties and we caution you not to place undue reliance on these.

At this time I’d like to turn the call over to Andrew Maltin, CEO of MEDL Mobile. Andrew, the floor is now yours.

ANDREW MALTIN: Thanks Ted, and thank you everyone for joining us today.  During today’s call, initially our CFO, David Lieberman, will provide a review of the quarterly financial performance. And then I will provide some color to explain the story behind these exciting early numbers.

As a reminder, and for those of you that are new shareholders, MEDL Mobile has several revenue streams – including development fees, micro-payments in the form of download and in-app purchases, advertising, and sponsorship.

Additionally, the company has developed a proprietary technology that collects user analytics from a broad range of mobile applications and allows the company to better monetize its growing library of apps on the Apple and Android platforms. We also continue to generate high margin revenues from our custom development division, which has signed more than 54 projects and partnerships for a variety of clients, including Emirates Airlines, Monster.com, Kaiser Permanente, Medtronic and Walter Foster.

I will now turn the call over to David to discuss our financial results.

DAVID LIEBERMAN: Thanks Andrew.

[Exhibit A]

I will now turn the call back to Andrew for an update on the business.

ANDREW MALTIN:

Thank you David. During the third quarter of 2011, we saw healthy growth in each of our core operating metrics: including new customer additions, and our user base. Now I’d like to give an overview to help you understand the exciting story behind some of these early numbers.

First, the most exciting piece of technology on the table today is our MEDL Mobile API, commonly referred as our Mobile Brain.

•	As you may know, the proprietary recommendation technology that powers the MEDL API is currently patent pending.

•	In addition, it has been successfully deployed and is now collecting millions of points of user data.

•	The push notification system has been tested successfully and we are seeing extremely positive conversion rates from our test campaigns.

•	To learn more about the Mobile Brain, you can download our latest investor deck from the investor relations tab on our website.

I’m also very excited to be able to report that we’ve made excellent progress in our plan to aggregate thousands of apps into our library.

•	Our initial acquisition team is now in place and we are preparing to initiate a marketing campaign to drive the second phase of beta developers into the program.

•	We have automated our system of acquiring and on-boarding new applications which we believe will increase operational volume, reduce cost and speed to market.

•	To date, developers are reacting positively to our revenue sharing approach to acquisitions.

These acquisitions provide a large volume of apps, however we continue to invest in a number of high profile mobile app opportunities.

Partnerships

Last call spoke I about new partnerships with Pauly D, Encyclopedia Britannica, and youtube sensation, The Honey Badger. We are excited that all three of these apps will be launching shortly.

We also added partnerships with Franklin Mint and even a new voice platform for social media networks.

If you’d been on our prior call, you will recall that currently, MEDL is driving a large percentage of our revenues from our custom development group. And in our custom development group we’ve had a great quarter.

Custom Development

•	We have spent a large part of last quarter building out our sales team and now the pipeline is filled with what we believe are some significant future prospects.

•
In addition, we’ve seen a rise in additional projects from existing clients. For example , we are preparing to build the third update for Teleflora’s Flower Coach and we are on our fifth app for client, Medtronic.

•	Most recently, MEDL has been contracted by YUM Brands and Taco Bell to develop and execute a multi-pronged mobile plan for Taco Bell for 2012.

So, in summary, we are pleased with our overall results and expansion, and continue to make progress in each of our revenue generating platforms. We look forward to communicating our progress on a timely basis. And if any of you find yourselves in Southern California, please know that our door is always open to our investors.

Thank you for your interest in MEDL Mobile. We will now open the call to any questions you may have.

Operator: Thank you sir. We will now begin the question and answer session. As a reminder, if you have a question please press the star followed by the one on your touch tone phone. If you would like to withdraw your question press the star followed by the two and if you are using speaker equipment you will need to lift the handset before making your selection.

Exhibit A
Results of Operations

Nine Months Ended September 30, 2011 Compared to Nine Months Ended September 30, 2010

The following table presents our results of operations for the nine months ended September 30, 2011 compared to the nine months ended September 30, 2010.

	Nine Months Ended September 30, 2011 (Unaudited)	Nine Months Ended September 30, 2010 (Unaudited)

Revenue	$1,656,751	$496,379

Cost of Goods Sold	780,434	362,672

Gross Profit	876,317	133,707

Total Expenses:	1,357,511	111,180

Net Loss before Interest Expense	(481,194)	22,527

Interest Expense	(2,712)	-

Net Profit (Loss)	$(483,906)	$22,527

Revenues

Revenues for the nine months ended September 30, 2011 increased to $1,656,751 as compared to $496,379 for the nine months ended September 30, 2010, an increase of $1,160,372 or 233.8%. The increase is primarily attributable to growth of our customer base through our expanded sales force and referrals from existing customers.

Cost of Goods Sold

Cost of goods sold for the nine months ended September 30, 2011 increased to $780,434 as compared to $362,672 for the nine months ended September 30, 2010, an increase of $417,762 or 115.1%.  The increase is primarily due to the addition of additional employees and outside contractors to fulfill customer orders for new mobile applications.

Gross Profit

Gross profit for the nine months ended September 30, 2011 increased to $876,317 as compared to $133,707 for the nine months ended September 30, 2010, an increase of $742,610 or 555.4%.  Our gross margin increased due to the additional business generated which utilized existing employees and new employees more efficiently in producing the finished product for our customers.

Operating Expenses

Operating expenses for the nine months ended September 30, 2011 increased to $1,357,511 as compared to $111,180 for the nine months ended September 30, 2010, an increase of $1,246,331 or 1121.0%.  The increase is primarily attributable to salaries paid to our officers, who had previously not been paid in the prior year, the increase in support staff, costs of moving into new corporate offices and legal and accounting costs incurred with the sale of stock and corporate filings with the Securities and Exchange Commission.

Net Loss

Net loss for the nine months ended September 30, 2011 was ($483,906), as compared to a net profit of $22,527 for the nine months ended September 30, 2010, a decrease of $506,433 or 2,248.0%. The net loss since March 4, 2009 (inception) through September 30, 2011 is $538,934.

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Table of Contents

Three Months Ended September 30, 2011 Compared to Three Months Ended September 31, 2010

The following table presents our results of operations for the three months ended September 30, 2011 compared to the three months ended September 30, 2010.

	Three Months Ended September 30, 2011 (Unaudited)	Three Months Ended September 30, 2010 (Unaudited)

Revenue	$705,028	$201,532

Cost of Goods Sold	369,673	130,663

Gross Profit	335,355	70,869

Total Expenses:	611,322	35,925

Net (Loss) Profit Before Interest Expense	(275,967)	34,945

Interest Expense	-	-

Net (Loss) Profit	$(275,967)	$34,944

Revenues

Revenues for the three months ended September 30, 2011 increased to $705,028 as compared to $201,532 for the three months ended September 30, 2010 an increase of $503,496 or 249.8%.  The increase is primarily attributable to growth of our company base through our expanded sales force and from referrals from existing customers.

Cost of Goods Sold

Cost of goods sold for the three months ended September 30, 2011 increased to $369,673 as compared to $130,663 for the three months ended September 30, 2010 an increase of $239,010 or 182.9%.  The increase is primarily attributable to the addition of additional employees and outside contractors to fulfill customer orders for new mobile applications.

Gross Profit

Gross profit for the three months ended September 30, 2011 increased to $335,355 as compared to $70,869 for the three months ended September 30, 2010 an increase of $264,486 or 373.2%.  Our gross margin increased due to the additional business generated which utilized existing employees and new employees more efficiently in producing the finished product for our customers.

Operating Expenses

Operating expenses for the three months ended September 30, 2011 increased to $611,322 as compared to $35,925 for the three months ended September 30, 2010 an increase of $575,397 or 1,601.7%.  The increase is primarily attributable to salaries paid to our officers, who had previously not been paid in the prior year, the increase in support staff, costs of moving into new corporate offices and legal and accounting costs incurred with the sale of stock and corporate filings with the Securities and Exchange Commission.

Net Loss

Net loss for the three months ended September 30, 2011 was $(275,967) as compared to a net profit of $34,944 for the three months ended September 30, 2010, a decrease of $310,911 or 889.7%.

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Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures.

Our business is still in the early stages, having commenced operations on March 4, 2009.  At September 30, 2011 and December 31, 2010, we had cash of $1,757,243 and $40,682, respectively and working capital of $2,051,532 and $33,798, respectively.  In connection with the closing of the share exchange on June 24, 2011, we sold 10,000,000   shares of our common stock at a purchase price of $0.25 per share in a private placement to accredited investors, resulting in aggregate gross proceeds of $2,500,000 (including the exchange of bridge notes in the aggregate principal amount of $300,000).

To date we have financed our operations through internally generated revenue from operations, the sale of our common stock, the issuance of notes and loans from shareholders.

We do not have any material commitments for capital expenditures during the next twelve months.  Although our net revenues and proceeds from a recently completed private placement are currently sufficient to fund our operating expenses, we may be required to raise additional funds in the future particularly if we are unable to generate positive cash flow as a result of our operations or require additional capital to expand our operations. Therefore our future operations may be dependent on our ability to secure additional financing.  Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, the trading price of our common stock and a downturn in the U.S. equity and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Furthermore, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. The inability to obtain additional capital may restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we may have to curtail our marketing and development plans and possibly cease our operations.

Net cash used in operating activities for the nine months ended September 30, 2011 was $681,604 compared to net cash provided by in operating activities of $9,595 for the nine months ended September 30, 2010.  The increase in net cash used in operating activities was primarily attributable to the $(483,906) of net loss for the period along with an increase of $346,659 in accounts receivable.  Net cash used in investing activities for the nine months ended September 30, 2011 was $61,301 as compared to $2,248 for the nine months ended September 30, 2010. The increase in net cash used in investing activities was due to the purchase of office equipment.  Net cash provided by financing activities for the nine months ended September 30, 2011 was $2,459,466 as compared to net cash used in financing activities of $(40,750) for the nine months ended September 30, 2010. Net cash provided by financing activities was the result of $2,500,000   of proceeds (including conversion of bridge notes) from a private placement that closed on June 24, 2011 partially offset by a decrease of $40,534 in shareholder loans.